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FOR IMMEDIATE RELEASE

Media Contacts:	NV Energy	NV Energy
	Andrea Smith	Rob Stillwell
	asmith@nvenergy.com	rstillwell@nvenergy.com
	702.402.5843	702.402.5683

THEODORE DAY RETIRES FROM NV ENERGY BOARD OF DIRECTORS

FEBRUARY 4, 2011 – Las Vegas – NV Energy, Inc. (NYSE: NVE) announced today that Theodore J. Day has retired from the Company’s Board of Directors.  Mr. Day has served as a Director for the Company since 1986, when he joined the Board of Sierra Pacific Power Company.

Phil Satre, NV Energy Chairman, said, “T.J. has faithfully and admirably served our Board and our Company for 25 years, as the Company and the State of Nevada have grown and changed dramatically.  We appreciate his many contributions over the years.”

Day is Chairman of the investment firm Dacole Company.  Prior to that, he was a senior partner of the real estate and brokerage firm Hale, Day, Gallagher Company.  He brought extensive business, real estate and investment experience together with prior board experience to NV Energy.  He is also currently serving on the Nevada Athletic Commission, as well as the boards of a number of nonprofit organizations.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company with principal subsidiaries Nevada Power Company and Sierra Pacific Power Company doing business as NV Energy. Serving a combined 54,500-square-mile service territory, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

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